Exhibit 99.1

Contact at 214-432-2000 Michael R. Haack President and CEO D. Craig Kesler Executive Vice President & CFO Alex Haddock Senior Vice President

EAGLE MATERIALS APPOINTS DAVID RUSH TO ITS BOARD OF DIRECTORS

DALLAS, TX (May 15, 2025): Eagle Materials Inc. (NYSE: EXP) announced today that it has appointed David Rush to its Board of Directors. Mr. Rush is the retired Chief Executive Officer of Builders FirstSource (NYSE: BLDR), the nation’s largest supplier of structural building products, value-added components and services to the professional market for single-family and multi-family construction and repair and remodeling. Prior to his appointment as CEO, he held a variety of senior executive roles over his nearly 30-year career at Builders FirstSource, including serving as executive vice president of the Strategic Management Office (SMO) where he was responsible for developing processes to prioritize, coordinate and manage corporate and field initiatives to help provide value across the company.

Eagle Materials Board Chair Mike Nicolais commented, “David has a distinguished career developing and delivering long-term strategy, business integration, and operational finance expertise throughout his organization. Eagle Materials and our shareholders will benefit from his experience and impressive industry knowledge, and we are thrilled to welcome him to our Board of Directors.”

About Eagle Materials Inc.

Eagle Materials Inc. is a leading U.S. manufacturer of heavy construction products and light building materials. Eagle’s primary products, Portland Cement and Gypsum Wallboard, are essential for building, expanding and repairing roads and highways and for building and renovating residential, commercial and industrial structures across America. Eagle manufactures and sells its products through a network of more than 70 facilities spanning 21 states and is headquartered in Dallas, Texas. Visit eaglematerials.com for more information.

For additional information, contact at 214-432-2000.

Michael R. Haack

President and Chief Executive Officer

D. Craig Kesler

Executive Vice President, Finance and Administration and CFO

Alex Haddock

Senior Vice President, Investor Relations, Strategy and Corporate Development

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